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                         ADVANCED ACCESSORY SYSTEMS, LLC
           EXHIBIT 12.1 - STATEMENT REGARDING COMPUTATION OF RATIOS -
                           FIXED CHARGE COVERAGE RATIO
                      FOR THE YEARS ENDED DECEMBER 31, 1997
                 AND 1996, AND FOR THE PERIOD FROM SEPTEMBER 28,
                          1995 THOUGH DECEMBER 31, 1995


                                                           PERIOD FROM
                                                          SEPTEMBER 28,
                                                         TO DECEMBER 31,     YEAR ENDED DECEMBER 31,
                                                              1995            1996             1997
                                                         ---------------      ----             ----
Pre-tax income (loss) from continuing operations.....      $  870,000       $ 6,409,000    $   712,000
Minority interest in the income of subsidiary with
  fixed charges......................................           9,000            69,000         97,000
                                                           ----------       -----------    -----------
                                                              879,000         6,478,000        809,000
                                                           ----------       -----------    -----------
Fixed charges:
  Interest expense and amortization of debt discount
     and premium on all indebtedness.................         975,000         4,312,000     12,627,000
Rentals(1)...........................................          11,000           223,000        751,000
                                                           ----------       -----------    -----------
Total fixed charges..................................         986,000         4,535,000     13,378,000
                                                           ----------       -----------    -----------
Earnings before income taxes, minority interest and
  fixed charges......................................      $1,865,000       $11,013,000    $14,187,000
                                                           ==========       ===========    ===========
Ratio of earnings to fixed charges...................            1.89x             2.43x          1.06x
                                                           ==========       ===========    ===========

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(1) Amount included in fixed charges for rentals is considered by management to be a reasonable approximation of the interest factor.